As filed with the Securities and Exchange Commission on July 23, 1998
                                                  Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                                ----------------

                             Western Resources, Inc.
             (Exact name of registrant as specified in its charter)

                 Kansas                                   48-0290150
      (State or other jurisdiction                     (I.R.S. Employer
    of incorporation or organization)                 Identification No.)
                                818 Kansas Avenue
                              Topeka, Kansas 66612
                                 (785) 575-6300
          (Address, including zip code, and telephone number, including area code, of principal executive offices)
                                ----------------

    Richard D. Terrill, Esq.                          Steven L. Kitchen
       Vice President, Law                      Executive Vice President and
     and Corporate Secretary                       Chief Financial Officer
     Western Resources, Inc.                       Western Resources, Inc.
        818 Kansas Avenue                             818 Kansas Avenue
      Topeka, Kansas 66612                          Topeka, Kansas 66612
         (785) 575-6300                                (785) 575-6300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
=====================================================================================================================
            Title of each class of
          securities to be registered          Proposed maximum aggregate offering price*  Amount of registration fee
=====================================================================================================================
                Debt Securities                              $800,000,000(1)                        $236,000
=====================================================================================================================

*    Estimated solely for the purpose of calculating the registration fee.
(1) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $800,000,000. If any such securities are issued at an original discount, then the aggregate initial offering price as so discounted shall not exceed $800,000,000, notwithstanding that the stated principal amount of such securities may exceed such amount.
         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                                  $800,000,000
                             Western Resources, Inc.
                                 Debt Securities



                             ----------------------


     Western Resources, Inc. (the "Company") intends from time to time to issue up to $800,000,000 aggregate principal amount of its senior, unsecured debt securities (the "Debt Securities"), in one or more series, on terms to be determined at the time or times of sale. At each time that Debt Securities (the "Offered Securities") are offered for which this Prospectus is being delivered, there will be an accompanying Prospectus Supplement (the "Prospectus Supplement") that sets forth the series designation, aggregate principal amount, maturity or maturities, rate or rates and times of payment of interest, redemption terms, any sinking fund terms, any conversion, exchange or put terms, and any other special terms of the Offered Securities. The Debt Securities will be offered as set forth under "Plan of Distribution." See "Description of Debt Securities."

     The Debt Securities will be effectively subordinated to all secured debt of the Company, including its First Mortgage Bonds. The Debt Securities will also be structurally subordinated to all secured and unsecured indebtedness of the Company's subsidiaries.

                             ----------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.




                   The date of this Prospectus is          , 1998.

                           FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this Prospectus or in documents incorporated by reference herein are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like the Company "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements describe the Company's future plans, objectives, expectations or goals. Such statements address future events and conditions concerning, among other things, capital expenditures, earnings, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations and accounting matters. What happens in each case could vary materially from what the Company expects because of such matters including, without limitation, electric utility deregulation, including ongoing state and federal activities; future economic conditions; constraints on the availability of energy for purchase; legislative developments; the Company's regulatory and competitive markets; and other circumstances affecting anticipated operations, revenues and costs. See the Company's Form 10-K/A and the Form S-4 (each as defined below).

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements, and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its Regional Offices at 7 World Trade Center, 13th Floor, New York, N.Y. 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and by accessing the Commission's Web site, http://www.sec.gov. Certain securities of the Company are listed on the New York Stock Exchange (the "NYSE"), and reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, N.Y. 10005. Kansas City
Power & Light Company ("KCPL") has securities listed on the NYSE and on the Chicago Stock Exchange (the "CSE"). Because KCPL is also subject to the informational requirements of the 1934 Act and has securities listed on the NYSE, information concerning KCPL is available from the same sources as given above with respect to the Company. Furthermore, information concerning KCPL is available at the offices of the CSE, 440 South LaSalle Street, Chicago, Illinois 60605.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

     1. The Company's Annual Report on Form 10-K/A (File No. 1-3523) for the year ended December 31, 1997 (the "Company's 1997 Form 10-K/A").

     2. The Company's Quarterly Report on Form 10-Q (File No. 1-3523) for the quarter ended March 31, 1998.

     3. The Company's Current Reports on Form 8-K (File No. 1-3523) filed January 5, 1998, March 23, 1998 and July 13, 1998 (the "Company's July 13, 1998 Form 8-K").

     4. The Company's Registration Statement on Form S-4 (File No. 333-56369) (the "Form S-4").

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this Prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to Richard D. Terrill, Esq., Secretary of the Company, 818 Kansas Avenue, Topeka, Kansas 66612, (785) 575-6300.

                                 INFORMATION ON
                        KANSAS CITY POWER & LIGHT COMPANY

     While the Company has included or incorporated in this Prospectus by reference information concerning KCPL insofar as it is known or reasonably available to the Company, KCPL is not affiliated with the Company. Although the Company has no knowledge that would indicate that statements relating to KCPL contained or incorporated by reference in this Prospectus in reliance upon publicly available information are inaccurate or incomplete, the Company was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements. See "The Company."

                                   THE COMPANY

     The Company's primary business activities are providing electric generation, transmission and distribution services to approximately 614,000 customers in Kansas; providing security alarm monitoring services to approximately 1.3 million customers located throughout the United States; providing natural gas transmission and distribution services to approximately
1.4 million customers in Oklahoma and Kansas through its ownership of a 45% equity interest in ONEOK Inc. ("ONEOK"); and investing in international power projects. Rate regulated electric service is provided by KPL, a division of the Company, and Kansas Gas and Electric Company ("KGE"), a wholly owned subsidiary. Security services are provided by Protection One, Inc. ("Protection One"), a publicly traded, approximately 85%-owned subsidiary. KGE owns 47% of Wolf Creek Nuclear Operating Corporation, the operating company for Wolf Creek Generating Station.

     On February 7, 1997, the Company announced that it had entered into a merger agreement with KCPL, pursuant to which the Company will acquire KCPL. KCPL is a public utility engaged in the generation, transmission, distribution and sale of electricity to customers in western Missouri and eastern Kansas. On March 18, 1998, the Company and KCPL announced a restructuring of their February 7, 1997 merger agreement which will result in the formation of Westar Energy, Inc., a new electric company ("Westar Energy"). Under the terms of the merger agreement, the electric utility operations of the Company will be transferred to KGE, and KCPL and KGE will be merged into NKC, Inc., which will be renamed Westar Energy. Following the KCPL Acquisition, the Company will own approximately 80.1% of the issued and outstanding common stock of Westar Energy. The Company will be a holding company conducting all of its business through subsidiaries. In connection with the consummation of the KCPL Acquisition, up to $1.9 billion of the outstanding indebtedness of the Company and KGE will be assumed by Westar Energy. The Debt Securities will not be assumed by Westar Energy and will remain the obligations of the Company and not any of its subsidiaries upon consummation of the KCPL Acquisition.

     The Company was incorporated under the laws of the State of Kansas in 1924. The Company's principal executive offices are located at 818 Kansas Avenue, Topeka, Kansas 66612, and its telephone number is (785) 575-6300.

                                 USE OF PROCEEDS

     Information concerning the use of proceeds from the sale of each series of the Debt Securities will be set forth in the Prospectus Supplement relating to such series.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued in one or more series under an Indenture (the "Indenture") between the Company and Bankers Trust Company, as Indenture Trustee, the form of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are qualified in their entirety by express reference to the Indenture and the Securities Resolutions or the indentures supplemental thereto (copies of which have been or will be filed with the Commission). Capitalized terms used in this section without definition have the meanings given such terms in the Indenture.

General

     The Indenture does not limit the amount of Debt Securities that can be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series pursuant to the terms of one or more Securities Resolutions or supplemental indentures creating such series. As of the date of this Prospectus, there were no Debt Securities outstanding under the Indenture. The Debt Securities will be unsecured and will rank on a parity with all other senior, unsecured debt of the Company, but will rank junior to the Company's outstanding secured indebtedness. The Debt Securities will be senior to any indebtedness of the Company which by its terms is made subordinate to the Debt Securities. Although the Indenture provides for the possible issuance of Debt Securities in other forms or currencies, the only Debt Securities covered by this Prospectus will be Debt Securities denominated in U.S. dollars in registered form without coupons.

     Substantially all of the fixed properties and franchises of the Company are subject to the lien of the Indenture of Mortgage and Deed of Trust, dated July 1, 1939, to Harris Trust and Savings Bank, as Trustee, as supplemented and amended, under which the Company's First Mortgage Bonds are outstanding (the "Mortgage"). Following consummation of the KCPL Acquisition, the Company's First Mortgage Bonds will be assumed by Westar Energy and substantially all of the fixed properties and franchises of Westar Energy will be subject to the lien of the Mortgage.

Terms

     Reference is made to the Prospectus Supplement for the following terms, if applicable, of the Debt Securities offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations;
(2) the price at which such Debt Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate (which may be fixed or variable), if any;
(5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal and interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company or any third party including any sinking fund; (9) the terms of any conversion or exchange; (10) the terms of any redemption at the option of Holders or put by the Holders; (11) any tax indemnity provisions; (12) if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining such payments; (13) the portion of principal payable upon acceleration of a Discounted Security (as defined below); (14) whether and upon what terms Debt Securities may be defeased; (15) any events of default or covenants in addition to or in lieu of those set forth in the Indenture; (16) provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; and (17) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities. (Section 2.01)

     Debt Securities of any series may be issued as registered Debt Securities, bearer Debt Securities or uncertificated Debt Securities, and in such denominations as specified in the terms of the series. (Section 2.01)

     In connection with its original issuance, no bearer Security will be offered, sold or delivered to any location in the United States, and a bearer Security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by the Company to comply with United States laws and regulations. (Section 2.04)

     Registration of transfer of registered Debt Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

     Securities may be issued under the Indenture as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Debt Securities. "Discounted Debt Security" means a Security where the amount of principal due upon acceleration is less than the stated principal amount. (Section 2.10)

Certain Covenants

     Any covenants which may apply to a particular series of Debt Securities will be described in the Prospectus Supplement relating thereto.

Successor Obligor

     The Indenture provides that, unless otherwise specified in the Securities Resolution establishing a series of Debt Securities, the Company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, any person in any transaction in which the Company is not the survivor, unless: (1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the Indenture, the Debt Securities and any coupons; (3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and (4) immediately after the transaction no Default (as defined) exists. The successor shall be substituted for the Company, and thereafter all obligations of the Company under the Indenture, the Debt Securities and any coupons shall terminate. (Section 5.01)

Exchange of Debt Securities

     Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.07)

Default and Remedies

     Unless the Securities Resolution establishing the series otherwise provides (in which event the Prospectus Supplement will so state), an "Event of Default" with respect to a series of Debt Securities will occur if:

          (1) the Company defaults in any payment of interest on any Debt Securities of such series when the same becomes due and payable and the Default continues for a period of 60 days;

          (2) the Company defaults in the payment of the principal and premium, if any, of any Debt Securities of such series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise and such Default shall continue for five or more days;

          (3) the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any Debt Securities of such series as required by the Securities Resolution establishing such series and the Default continues for a period of 60 days;

          (4) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 90 days after the notice specified below;

          (5) the Company pursuant to or within the meaning of any Bankruptcy
     Law:

               (A) commences a voluntary case,

               (B) consents to the entry of an order for relief against it in an involuntary case,

               (C) consents to the appointment of a Custodian for it or for all or substantially all of its property, or

               (D) makes a general assignment for the benefit of its creditors;

          (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (A) is for relief against the Company in an involuntary case,

               (B) appoints a Custodian for the Company or for all or substantially all of its property, or

               (C) orders the liquidation of the Company,

               and the order or decree remains unstayed and in effect for 60 days; or

          (7) there occurs any other Event of Default provided for in such series. (Section 6.01)

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

     "Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the Trustee or the Holders of at least 33-1/3% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. (Section 6.01) The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities of the series. (Section 7.01) Subject to certain limitations, Holders of a majority in principal amount of the Debt Securities of the series may direct the Trustee in its exercise of any trust or power with respect to such series. (Section 6.05) Except in the case of Default in payment on a series, the Trustee may withhold from Securityholders of such series notice of any continuing Default (except a Default in payment of principal, premium or interest) if the Trustee determines that withholding notice is in the interest of such Securityholders. (Section 7.04) The Company is required to furnish the Trustee annually a brief certificate as to the Company's compliance with all conditions and covenants under the Indenture. (Section 4.04)

     The failure to redeem any Debt Securities subject to a Conditional Redemption (as defined in the Indenture) is not an Event of Default if any event on which such redemption is so conditioned does not occur and is not waived before the scheduled redemption date. (Section 6.01)

     The Indenture does not have a cross-default provision. Thus, a default by the Company on any other debt, including any other series of Debt Securities, would not constitute an Event of Default.

Amendments and Waivers

     The Indenture and the Debt Securities or any coupons of the series may be amended, and any default may be waived as follows: Unless the Securities Resolution otherwise provides (in which event the Prospectus Supplement will so state), the Debt Securities and the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Debt Securities of all series affected voting as one class. (Section 10.02) Unless the Securities Resolution otherwise provides (in which event the Prospectus Supplement will so state), a Default on a particular series may be waived with the consent of the Holders of a majority in principal amount of the Debt Securities of the series. (Section 6.04) However, without the consent of each Securityholder affected, no amendment or waiver may (1) reduce the amount of Debt Securities whose Holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the fixed maturity of any Debt Security, (4) reduce the principal of any non-Discounted Security or reduce the amount of the principal of any Discounted Debt Security that would be due on acceleration thereof, (5) change the currency in which the principal or interest on a Debt Security is payable, (6) make any change that materially adversely affects the right to convert any Debt Security, or (7) waive any Default in payment of interest on or principal of a Debt Security. (Sections
6.04 and 10.02) Without the consent of any Securityholder, the Indenture or the Debt Securities may be amended: to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the Indenture shall not apply to a series of Debt Securities not previously issued; to create a series and establish its terms; to provide for a separate Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any Securityholder. (Section 10.01)

Legal Defeasance and Covenant Defeasance

     Debt Securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and coupons and to maintain paying agencies in respect of the Debt Securities) with respect to the Debt Securities of the series and any related coupons and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to any covenant which may be applicable to a series. (Section 8.01)

     To exercise either defeasance option as to a series, the Company must (i) irrevocably deposit in trust (the "defeasance trust") with the Trustee or another trustee money or U.S. Government Obligations, deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all Debt Securities of such series to maturity or redemption, as the case may be, and (ii) comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes. "U.S. Government Obligations" means direct obligations of the United States or any agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations. (Section 8.02)

Regarding the Trustee

     Bankers Trust Company will act as Indenture Trustee and Registrar for Debt Securities issued under the Indenture and, unless otherwise indicated in a Prospectus Supplement, the Indenture Trustee will also act as Transfer Agent and Paying Agent with respect to the Debt Securities. (Section 2.03) The Company may remove the Indenture Trustee with or without cause if the Company so notifies the Indenture Trustee three months in advance and if no Default occurs during the three-month period. (Section 7.07) The Indenture Trustee provides services for the Company and certain affiliates, as a depository of funds, registrar, trustee under other indentures and similar services.

                                   BOOK-ENTRY

     The Depository Trust Company ("DTC") will act as securities depository for the Debt Securities. The Debt Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global certificates will be issued for the Debt Securities representing the aggregate principal amount of the Debt Securities and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of the Debt Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security (a "Beneficial Owner") will in turn be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities will be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities except in the event that use of the book-entry system for the Debt Securities is discontinued.

     The laws of some jurisdictions may require that certain purchasers of the Debt Securities take physical delivery of such Debt Securities in definitive form. Accordingly, the ability to transfer interests in the Debt Securities represented by a global certificate to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, which in turn act on behalf of persons who hold interests through the Participants, the ability of a person having an interest in the Debt Securities represented by a global certificate to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive certificate in respect of such interest.

     The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other direct communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. If less than all of the Debt Securities of an issue are being redeemed, DTC's practice will determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Debt Securities. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and interest on the Debt Securities will be paid to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the underwriters or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Indenture Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the Debt Securities are required to be printed and delivered. In addition, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or any successor securities depository). In that event, certificates for the Debt Securities will be printed and delivered.

     The Company will not have any responsibility or obligation to Participants or to the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominees or any Direct or Indirect Participant with respect to any ownership interest in the Debt Securities, or with respect to payments or providing of notice to the Direct Participants, the Indirect Participants or the Beneficial Owners.

     So long as Cede & Co. is the registered owner of the Debt Securities, as nominee of DTC, references herein to holders of the Debt Securities shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the Debt Securities.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. None of the Company, the Indenture Trustee or the underwriters take any responsibility for the accuracy or completeness thereof.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities in any of the following ways: (i) through one or more underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Debt Securities, including the names of any underwriters or agents, the purchase price of such Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

     If one or more underwriters are used in the sale, Debt Securities will be acquired by them for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Debt Securities if any of such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities offered thereby.

     Debt Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Debt Securities will be named, and any commissions payable by the Company to such agent will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     If so indicated in a Prospectus Supplement with respect to Debt Securities, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase such Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of the Debt Securities sold pursuant to the Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom the Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. The Con-tracts will not be subject to any conditions except that (i) the purchase by an institution of the Debt Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Debt Securities less the principal amount thereof covered by the Contracts. The underwriters will not have any responsibility in respect of the validity or performance of the Contracts.

     If dealers are utilized in the sale of any Debt Securities, the Company will sell such Debt Securities to the dealers, as principal. Any dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to such Debt Securities being offered thereby.

     It has not been determined whether any series of Debt Securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any series of Securities. The Company cannot predict the level of trading activity in, or the liquidity of, any series of Debt Securities.

     Any underwriters, dealers or agents participating in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engaged in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

     The statements as to matters of law and legal conclusions (except matters relating to KCPL and the Internal Revenue Code of 1986, as amended) set forth in this Prospectus and in the documents incorporated by reference herein have been reviewed by Richard D. Terrill, Esq., Vice President, Law and Corporate Secretary of the Company, and are set forth or incorporated herein in reliance upon the opinion of Mr. Terrill. At July 21, 1998, Mr. Terrill owned directly and/or beneficially 1,519 shares of Common Stock of the Company and had been granted, pursuant to and subject to the terms of the Company's long-term incentive program, stock options exercisable for 8,000 shares of Common Stock of the Company.

     Certain legal matters in connection with the Debt Securities will be passed upon by Mr. Terrill, by Cahill Gordon & Reindel, a partnership including a professional corporation, counsel for the Company, and by Sidley & Austin, counsel for the underwriters, dealers, purchasers or agents. Cahill Gordon & Reindel and Sidley & Austin will not pass upon the incorporation of the Company and will rely upon the opinion of Mr. Terrill as to matters of Kansas law.

                                     EXPERTS

     The consolidated financial statements of Western Resources, Inc. incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements included in KCPL's Annual Report on Form 10-K for the year ended December 31, 1997 incorporated by reference in this Prospectus and in the Registration Statement as an exhibit to the Company's July 13, 1998 Form 8-K, have been audited by Pricewaterhouse Coopers LLP, independent accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein, in reliance upon the authority of said firm as experts in giving said reports.


======================================================            ===============================================

No person is authorized to give any information
or to make any representations other than those
contained in this Prospectus, including any
Prospectus Supplement in connection with the
offer of the Debt Securities, and, if given or made,
such information or representations must not be                                Western Resources, Inc.
relied upon as having been authorized. This
Prospectus does not constitute an offer to sell or a
solicitation of an offer to buy such securities in
any circumstance in which such offer or
solicitation is unlawful. Neither the delivery of
this Prospectus nor any sale made hereunder
shall, under any circumstances, create any
implication that there has been no change in the
affairs of the Company since the date hereof
or that the information contained or incorporated by                                __________
reference  herein is correct as of any time
subsequent to the date of this Prospectus.                                          PROSPECTUS
                                                                                    ----------

                 --------------------



                  TABLE OF CONTENTS
                                                 Page
Forward-Looking Statements..................      2
Available Information.......................      2
Incorporation of Certain Documents                                                Debt Securities
  by Reference..............................      2
Information on Kansas City
  Power & Light Company.....................      3
The Company.................................      4
Use of Proceeds.............................      4
Description of Debt Securities..............      4                                   , 1998
Book-Entry..................................     10
Plan of Distribution........................     12
Legal Opinions..............................     13
Experts.....................................     14

======================================================            ===============================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

An estimate of expenses, other than underwriting discount, follows:

    Securities and Exchange Commission registration fee.........      $236,000
    Trustee's fees and expenses.................................        15,000
    Printing....................................................        80,000
    Legal fees and expenses ....................................       175,000
    Accountants' fees and expenses..............................        75,000
    Rating agencies fees........................................       350,000
    Miscellaneous expenses......................................        20,000

                       Total ...................................      $951,000*
                                                                    ===========
-----------------

* All expenses, except the Securities and Exchange Commission registration fee, are estimated.

Item 15.  Indemnification of Directors and Officers.

     Article XVIII of the Registrant's Restated Articles of Incorporation, as amended, provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by Section 17-6002(b)(8) of the Kansas General Corporation Law.

     Section 17-6305 of the Kansas General Corporation Law (the "Indemnification Statute") provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become a party to an action, suit or proceeding due to his or her status as a director, officer, employee or agent of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader indemnification policy. Article XVIII of the Company's Restated Articles of Incorporation, as amended, requires the Company to indemnify its directors and officers to the fullest extent provided by Kansas law. Further, as is provided for in Article XVIII the Company has entered into indemnification agreements with its directors, which provide indemnification broader than that available under Article XVIII and the Indemnification Statute.

     The Standard Purchase Agreement filed as Exhibit 1 to the Registration Statement includes provisions requiring underwriters to indemnify the Company as well as its directors and officers who signed this Registration Statement, as well as its controlling persons, against certain civil liabilities, including liabilities under the Securities Act of 1933, in certain circumstances.

Item 16.  Exhibits.

     The Exhibits to this Registration Statement are listed in the Exhibit Index on Page E-1 of this Registration Statement, which Index is incorporated herein by reference.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Western Resources, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Topeka, State of Kansas on the 22d day of July, 1998.

                                     WESTERN RESOURCES, INC.
                                          (Registrant)


                                     By: /s/ John E. Hayes, Jr.
                                         ------------------------------
                                         John E. Hayes, Jr.
                                         Chairman of the Board

     Each person whose signature appears below appoints John E. Hayes, Jr., David C. Wittig, Steven L. Kitchen and Richard D. Terrill and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature                                    Title                               Date

/s/ John E. Hayes, Jr.          Chairman of the Board                       July 22, 1998
----------------------------
John E. Hayes, Jr.


/s/ David C. Wittig             President and Chief Executive Officer       July 22, 1998
----------------------------    (Principal Executive Officer)
David C. Wittig

/s/ Steven L. Kitchen           Executive Vice President and Chief          July 22, 1998
----------------------------    Financial Officer (Principal Financial
Steven L. Kitchen               and Accounting Officer)




                                      II-4

/s/ Frank J. Becker             Director                                    July 22, 1998
----------------------------
Frank J. Becker

/s/ C.Q. Chandler               Director                                    July 22, 1998
----------------------------
C. Q. Chandler

/s/ Thomas R. Clevenger         Director                                    July 22, 1998
----------------------------
Thomas R. Clevenger

/s/ John C. Dicus               Director                                    July 22, 1998
----------------------------
John C. Dicus

/s/ David H. Hughes             Director                                    July 22, 1998
----------------------------
David H. Hughes

/s/ Russell W. Meyer, Jr.       Director                                    July 22, 1998
----------------------------
Russell W. Meyer, Jr.

/s/ Louis W. Smith              Director                                    July 22, 1998
----------------------------
Louis W. Smith

                                INDEX TO EXHIBITS

                                                                   Sequentially
Exhibit                                                              Numbered
Number                                Exhibit                          Page
------                                -------                          ----

1        --  Standard Purchase Agreement (1)

2        --  Agreement and Plan of Merger between Western Resources, Inc.,
             Kansas Gas and Electric Company, NKC, Inc. and Kansas City
             Power & Light Company, dated as of March 18, 1998 (2)

4(a)     --  Form of Indenture for Debt Securities (1)

4(b)     --  Form of Securities Resolution (1)

5        --  Opinion of Richard D. Terrill, Esq. (1)

12       --  Computation of Ratio of Earnings to Fixed Charges (2)

23(a)    --  Consent of Richard D. Terrill, Esq. (contained in
             Exhibit 5) (1)

23(b)    --  Consent of Arthur Andersen LLP (1)

23(c)    --  Consent of Pricewaterhouse Coopers LLP(1)

24       --  Power of Attorney (set forth on the signature page of
             this Registration Statement)

25       --  Statement of Eligibility of Trustee regarding Form of
             Indenture of Debt Securities(1)

--------------
(1)  Filed herewith.

(2) Incorporated by reference to exhibits previously filed with the Commission as follows:

     Exhibit Number
     In this Registration    Former Exhibit  File
     Statement               Reference       Reference

         2                   99              Form 8-K, dated March 23, 1998**

         12                  12              Form 10-Q, Quarter ended
                                             March 31, 1998**
--------------
(*)      Registration Statements under the Securities Act of 1933.
(**)     File No. 1-3523 under the 1934 Act .


                                      E-1